Exhibit 99.1

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

872/802-4227

ENTERTAINMENT GAMING ASIA ANNOUNCES THE APPOINTMENT OF

DENNIS TAM TO ITS BOARD OF DIRECTORS

Hong Kong – March 9, 2015 – Entertainment Gaming Asia Inc. (NASDAQ: EGT) (“Entertainment Gaming Asia” or “the Company”), a gaming company focused on emerging gaming markets in Pan-Asia, today announced the appointment of Dennis (Chi Wai) Tam Ph.D. to the Company’s board of directors effective March 5, 2015. The addition of Mr. Tam increases the Company’s board of directors from five to six members.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, "We are pleased to welcome Dennis to the board of directors. His financial experience and expertise within the industry will provide invaluable guidance to the Company as we embark upon our next phase of growth.”

Mr. Tam has over 20 years of experience in corporate finance, accounting, financial control, and mergers & acquisitions. He currently serves as the Group Finance Director and Head of Human Resources & Administration of Melco International Development Limited, a company listed on The Stock Exchange of Hong Kong Limited and an indirect owner of 64.8% of the Company’s outstanding common stock. Mr. Tam is also an executive director of MelcoLot Limited, a company also listed on The Stock Exchange of Hong Kong Limited.

Mr. Tam obtained his Master Degree in Accounting from Monash University, completed his Ph.D. program at Washington Intercontinental University and trained at Harvard Business School in Cambridge, Massachusetts. He is the chairman of the board for Greater China for the Institute of Certified Management Accountants (Australia), a member of CPA Australia and advisor of the General Education Development Committee in Peking University Shenzhen Graduate School. Mr. Tam was awarded “Asia’s Best CFO (Investor Relations)” at the Asian Excellence Awards by Corporate Governance Asia magazine in 2014.

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT), an indirect majority-owned subsidiary of Melco International Development Limited, is a gaming company in Pan-Asia engaged in the leasing of electronic gaming machines on a revenue sharing basis to the gaming industry in Cambodia and the Philippines and the development and operation of casinos and gaming venues in the Indo-China region under its “Dreamworld” brand.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos under its “Dolphin” brand.

# # #